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                                 EXHIBIT 4.2

                                RISCORP, INC.
                 1996 NONQUALIFIED FORMULA STOCK OPTION PLAN






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                                 RISCORP, INC.
                  1996 NONQUALIFIED FORMULA STOCK OPTION PLAN


         THIS INDENTURE is made this 28 day of February 1996, by RISCORP, Inc., a Florida corporation (hereinafter called the "Company");

                                  INTRODUCTION

         The Company is adopting the RISCORP, Inc. 1996 Formula Stock Option Plan (the "Plan") to provide nonemployee directors with a non-qualified stock option ("Option") when they first join the Company to purchase 1,000 shares of Company Class A Common Stock. The Board of Directors of the Company believes this Plan will promote personal interest in the welfare of the Company by, and provide incentive to, the individuals who are primarily responsible both for the regular operations of and for shaping and carrying out the long term plans of the Company, thus facilitating the continued growth and financial success of the Company.
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                                 RISCORP, INC.
                  1996 NONQUALIFIED FORMULA STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                                         Page
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
SECTION 1   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . .     1

SECTION 2   ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . .     1

SECTION 3   ELIGIBILITY  . . . . . . . . . . . . . . . . . . . . . . .     2

SECTION 4   SHARES SUBJECT TO PLAN . . . . . . . . . . . . . . . . . .     2

SECTION 5   FORMULA AND TERMS AND CONDITIONS . . . . . . . . . . . . .     2

SECTION 6   TERM OF PLAN . . . . . . . . . . . . . . . . . . . . . . .     3

SECTION 7   INDEMNIFICATION OF COMMITTEE . . . . . . . . . . . . . . .     3

SECTION 8   AMENDMENT AND TERMINATION OF THE PLAN  . . . . . . . . . .     4

SECTION 9   NO OBLIGATION TO EXERCISE OPTION.  . . . . . . . . . . . .     4

SECTION 10  ADJUSTMENT IN OPTION SHARES AND EXERCISE PRICE . . . . . .     4

SECTION 11  WITHHOLDING TAXES  . . . . . . . . . . . . . . . . . . . .     5

SECTION 12  RIGHTS AS A STOCKHOLDER. . . . . . . . . . . . . . . . . .     5

SECTION 13  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . .     5





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                             SECTION 1 DEFINITIONS

         Wherever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following words and phrases shall, when used herein, have the meanings set forth below:

         1.1     "Act" means the Securities Exchange Act of 1934.

         1.2 "Affiliate" means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

         1.3 "Agreement" means a stock option agreement, which is an agreement subject to the terms of the Plan.

         1.4 "Board of Directors" means the Board of Directors of the Company.

         1.5     "Code" means the Internal Revenue Code of 1986, as amended.

         1.6 "Committee" means the committee appointed by the Board of Directors to administer the Plan.

         1.7     "Director" means a director of the Company.

         1.8 "Employee" means any person who is employed by the Company or an Affiliate for purposes of the Federal Insurance Contributions Act and any consultant retained to provide services (other than in the capacity of a director) to the Company or an Affiliate.

         1.9 "Option" means an option to purchase Shares of the Company granted pursuant to and in accordance with the provisions of the Plan.

         1.10 "Optionee" means a Director who is granted an Option pursuant to and in accordance with the provisions of the Plan.

         1.11 "Option Shares" means Shares subject to and issued pursuant to an exercise of an Option granted under the Plan.

         1.12 "Share" means a share of Class A Common Stock of the Company and/or any share or shares of stock of another corporation or corporations issued in exchange for a share of Class A Common Stock of the Company as a result of a merger, consolidation or other adjustment to the capital structure of the Company.

         1.13    "Valuation Date" means January 1.

                           SECTION 2  ADMINISTRATION

         2.1 Delegation to Committee. The Plan shall be administered by the Committee. The members of the Committee shall be appointed by the Board of Directors. The Committee shall





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consist of at least one or more members of the Board of Directors who have not received a grant of an Option under the Plan which remains outstanding and who are not currently eligible to receive a grant of an Option under the Plan. The Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

         2.2 Committee Actions. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. Acts approved by the majority of the Committee in a meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee. A quorum shall be present at any meeting of the Committee which a majority of the Committee members attend.

         2.3 Finality. The Committee shall have the authority in its sole discretion to interpret the Plan, to grant Options under and in accordance with the provisions of the Plan, and to make all other determinations and to take all other actions it deems necessary or advisable for the implementation and administration of the Plan or Agreements thereunder, except to the extent such powers are herein reserved by the Board of Directors. All actions of the Board of Directors and the Committee shall be final, conclusive, and binding upon the Optionees. No member of the Board of Directors or the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any grant of an Option thereunder.

                             SECTION 3  ELIGIBILITY

         Directors who are not Employees shall be eligible to receive Options under the Plan on the terms and subject to the restrictions hereinafter set forth.

                       SECTION 4  SHARES SUBJECT TO PLAN

         4.1 The aggregate number of Option Shares which may be issued under the Plan shall at no time exceed 10,000. The limitations established by this Section shall be subject to adjustment in accordance with the provisions of the Plan.

         4.2 In the event that an Option expires or is terminated for any reason, the Option Shares allocable to the unexercised portion of such Option may again be subjected to an Option under the Plan.

         4.3 In the event that an Optionee delivers Shares as payment of the exercise price for an Option, such Shares may be subjected to Options under this Plan.

                  SECTION 5  FORMULA AND TERMS AND CONDITIONS

         5.1 Each Director who is not an Employee shall be granted an Option to purchase 1,000 Shares on the date of the final prospectus in connection with the Company's initial public offering of Shares. Any person who thereafter becomes Director who is not an Employee shall be granted an Option to purchase 1,000 Shares on the date he or she first becomes a Director who is not an Employee.





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         5.2     The exercise price of each Share granted pursuant to each
Option granted on the date of the final prospectus in connection with the Company's initial public offering of Shares shall be the public offering price set forth on the cover of the final prospectus. Thereafter, the exercise price of each share granted pursuant to an Option shall be the Fair Market Value of a Share on the first trading day preceding the day the Option is granted. "Fair Market Value" means:

                          (1) if the Shares are actively traded on any national securities exchange or reported by NASDAQ on a basis which reports closing sales prices, the closing sales price per Share on such day;

                          (2) if the Shares are otherwise traded over the counter, fair market value shall be the arithmetic mean of the final bid and asked prices per Share on such day;

                          (3) if Shares are not publicly traded, the fair market value as determined by the Committee on the Valuation Date most recently preceding the date for which the value is being determined, unless the Committee determines that the fair market value needs to be redetermined or updated to reflect substantial changes in the Company since the immediately preceding Valuation Date which it is anticipated may have a material effect upon the fair market value of the Company. For purposes of this Subsection (3), Fair Market Value shall be determined on a fully distributed basis without regard to among other things, illiquidity, the effect of the Option Shares, shareholder distributions, initial public offering market discounts, or change of control premiums, while taking into account all relevant facts and circumstances including, but not limited to, the future business plans of the Company as of that date.

         5.3 Options shall be subject to the vesting schedule attached hereto as Exhibit 1 and, except as otherwise provided below, may be exercised, to the extent vested, following the date of grant and ending on the first to occur of the following dates: (1) ten (10) years following the date of grant;
(2) the date the Committee exercises its right pursuant to Section 10 to terminate the Option; (3) the date the Optionee ceases, as a result of voluntary resignation, to be an Employee, Director or a director of an Affiliate; or (4) if the Optionee dies, becomes subject to a Disability, or retires after reaching age 65 while an Employee or Director or director of an Affiliate, six months following the date of termination. Each Option granted pursuant to this Plan shall be authorized by the Committee, shall be evidenced by an Agreement and shall be subject to such additional terms as set forth in the Agreement.

                            SECTION 6  TERM OF PLAN

         The Plan shall be effective on the date hereof and shall continue to be effective until ten (10) years following the earlier of the effective date of the Plan or the date the stockholders approve the Plan, unless sooner terminated by the Board of Directors pursuant to Section 8 hereof. The Company shall submit the Plan to its stockholders for approval within twelve (12) months of the adoption of the Plan by the Board of Directors.





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                    SECTION 7  INDEMNIFICATION OF COMMITTEE

         In addition to such other rights of indemnification that the members of the Committee may have, each member of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which it may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by it in settlement thereof (provided the settlement has received the prior approval of the Company) or paid by it in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in the action, suit or proceeding that the Committee member is liable for negligence or misconduct in the performance of its duties; provided that promptly after institution of the action, suit or proceeding the Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend such matter. Upon the delivery to the Committee member of written notice of assumption by the Company of the defense of such matter, the Company will not be responsible to the Committee member for any further fees and disbursements relating to the defense of such matter, including fees and disbursements of counsel.

                SECTION 8  AMENDMENT AND TERMINATION OF THE PLAN

         With respect to provisions of the Plan relating to eligibility and to the amount, price and timing of an Option, to the extent required under Rule 16b-3 for grants to constitute formula grants that allow Optionees to remain disinterested, the Plan may not be amended by the Board of Directors more than once every six months, other than to conform it with changes in the Code, the Employee Retirement Income Security Act of 1974, or any rules under either of the foregoing. Except as otherwise provided in this Section, the Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities (which require such approval for a material increase of the number of Shares subject to Options and for material modifications to the eligibility requirements of this Plan, among other amendments) or other applicable laws to which the Company, this Plan, optionees or eligible employees or directors are subject. No amendment or termination of the Plan shall adversely affect the rights of an optionee with regard to his Options without his consent.

                  SECTION 9  NO OBLIGATION TO EXERCISE OPTION

         The granting of an Option shall impose no obligation upon the Optionee to exercise the Option.

           SECTION 10  ADJUSTMENT IN OPTION SHARES AND EXERCISE PRICE

         If (i) the number of Shares shall be increased or reduced by a change in par value, split-up, stock split, reverse stock split, reclassification, merger, consolidation, distribution of stock dividends or similar capital adjustments, or (ii) the Company engages in a transaction for which the Committee determines an adjustment is appropriate, then the Committee may make an adjustment in the number and kind of Shares available for the granting of Options under the Plan. In addition, the Committee may, in its sole and absolute discretion, make an adjustment in the number, kind and price of Shares as to which outstanding Options, or the portions thereof then unexercised, shall be exercisable, to





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the end that the Optionee's proportionate interest is maintained as before the occurrence of the event. The adjustment in outstanding Options will be made without change in the total price applicable to the unexercised portion of the Option and, if necessary, with a corresponding adjustment in the Option price per share. Any fractional Shares resulting from such adjustments shall be eliminated. All adjustments made by the Committee under this Section shall be conclusive.

         Notwithstanding the foregoing paragraph, the Committee shall have the right to terminate the Options granted under the Plan in consideration of the payment to the Optionees of the difference between (a) and (b) where (a) equals the then Fair Market Value of the Option Shares to the extent vested and (b) equals the Option price of the Option Shares to the extent vested. Alternatively, upon termination of an Option granted under the Plan, the Committee may grant the Optionee a substitute option to acquire an equity interest in an Affiliate in the manner set forth in an Agreement.

                         SECTION 11  WITHHOLDING TAXES

         Whenever the Company proposes or is required to issue Shares to an optionee who is or was an employee of the Company or a Subsidiary, or to his legatee or legal representative under this Plan, pursuant to the exercise of an Option granted under this Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirement, if any, prior to the delivery of any certificate or certificates for such Shares. An optionee must pay the withholding tax in cash or by certified check or by the Company deducting a sufficient number of Shares from the Option Shares issued to satisfy withholding taxes, in accordance with the Agreement.

                      SECTION 12  RIGHTS AS A STOCKHOLDER

         An Optionee or a transferee of an Optionee shall have no rights as a stockholder with respect to any Option or Option Shares until the date of the issuance of a stock certificate to him for the Option Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date the stock certificate is issued, except as otherwise provided in the Plan.

                            SECTION 13 GOVERNING LAW

         The laws of the State of Florida shall govern this Plan.





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         IN WITNESS WHEREOF, the Company has caused the Plan to be executed as of the day and year first above written.

                                                RISCORP, INC.


                                                By:  /s/  James A. Malone
                                                   --------------------------
                                                       James A. Malone
                                                Title: President
ATTEST:


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Title:
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       [CORPORATE SEAL]










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